Oak Ridge Micro-Energy, Inc.
3046 East Brighton Place
Salt Lake City, UT 84121




December 1, 2003



Jeffrey Kohutka
344 East 62nd Street, Apt. 11
New York, NY 10021-8268

Re:   Letter Agreement with Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Company"), pursuant to which you are proposed be engaged as a Consultant to the Company

Dear Mr. Kohutka:

          During our recent meeting in New York City, we discussed our Company, its technology and its goals for the immediate future, along with your background, qualifications and requirement of engagement, and our mutual desire to engage you as a Consultant to our Company. The following is our proposal to engage you as a Consultant to us pursuant to this Letter Agreement and based upon our recent meeting and subsequent correspondence and telephone conversations, which, if accepted by you, will be submitted to our Board of Directors for ratification and approval.

Term

          The Term of this Letter Agreement shall be a period of 12 months, to commence on the acceptance and ratification of this Letter Agreement by our Board of Directors.

Services

          You will be required to commit up to 80 hours per month during the Term, and generally, your services shall include, but shall not be limited to:

            1. Assisting us in implementing our goals of development of our technology;

            2. Providing advices with respect to Board of Director and executive officer qualifications, and introducing qualified persons who may serve in these capacities with our Company and whose experience, business relationships and qualifications will enhance our present and future plans;


            3. Provide us advice respecting our technology related to the products that can be formulated from our technology, related services and marketing activities, business development, governmental affairs, administrative structure and fiscal affairs;

            4. Introduce us to potential partners who can assist us in meeting our goals; and

            5. To provide us with such other services related to any of the forgoing or areas of interest developed as a result of any of the foregoing services that are rendered.

Limitation on Services

          You shall not render any "capital raising" services for us under this Letter Agreement. "Capital raising" services includes those types of services that are obviously "capital raising" services by their result, and also includes but is not limited to any promotional or public relations services that tend to promote or maintain the public trading market for our common stock that is traded on the OTC Bulletin Board. In this regard, you will not, without the prior written permission of our Company, cause any Press Release or other public announcement to be made that includes any reference to our Company or its technology or otherwise; nor will you assist or participate in obtaining any public recommendations of our Company by any public relations firms or persons or entities that recommend securities for purchase or investment.

Compensation

          Your total compensation for all services rendered under this Letter Agreement shall be 245,000 shares of our common stock that will be registered on Form S-8 of the Securities and Exchange Commission at our sole cost and expense.

Resale Conditions of Compensatory Securities

          All sales of any shares of common stock issued to you hereunder shall be required to be resold by you in compliance with the "brokers' transaction" and "manner of sale" requirements of Rule 144 of the Securities and Exchange Commission for a period of one year from their issuance; and all stock certificates to represent any of these shares of common stock shall be imprinted with a legend to this effect, with us to set reasonable guidelines to monitor compliance with these resale requirements.


Costs

          Unless otherwise agreed by our in writing by our President, all costs incurred by you shall be at your own cost and expense, and shall not be the responsibility of the Company.

Independent Contractor

          You shall act as an Independent Contractor as that term is generally defined in corporate law, and you shall be fully responsible for all withholding taxes, social security payments and similar costs of an employer as though you were self employed.

Weekly Telephone Conference

          We shall, weekly, confer respecting the services that you have rendered to or for our benefit.

Monthly Report

          Monthly, you shall be required to submit a written summary of the services that you have rendered to or for our benefit, along with any recommendations that you may have to us.

Inability to Bind Us

          You shall have no authority to act for us in any manner, except to provide us with the services outlined herein. You cannot bind us to any contract or agreement without the prior written approval of our Board of Directors.

Governing Law

          This Letter Agreement shall be made, interpreted under and enforced only in the federal and state courts of the State of Utah.

Termination

Either party may terminate this Agreement on 30 days written notice to the other, provided, however, such Termination shall have no effect on any earned compensation hereunder.

Default

          In the event of any default hereunder and the commencement of legal proceedings to enforce the terms and conditions of this Letter Agreement, the prevailing party in any such action shall be entitled to recover all reasonable costs and attorney's fees incurred in any such proceedings.

Lack of Adverse Actions

           Our legal counsel has completed a preliminary background check of your name to determine whether you have been the subject of any enforcement action brought by the Securities and Exchange Commission or any state agency, or whether you have ever been convicted of a criminal offense other than a misdemeanor offense. He has found no such proceedings or crimes, and your execution and delivery of this Letter Agreement is your affirmative representation that this information is true and correct, and that to your knowledge, no such actions are presently being contemplated against you.

           If the foregoing meets with your approval, please sign below, and this Letter Agreement will be submitted to our Board of Directors.

                                   Sincerely,



                                   /s/ Mark Meriwether, President

Accepted:
                                  Dated:  12/1/2003.
/s/ Jeffrey Kohutka

Consent of Directors

          The undersigned directors of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Company"), acting pursuant to the Colorado Corporations and Associations Act and the Bylaws of the Company, do hereby adopt and ratify the foregoing Letter Agreement; authorize the 245,000 shares of common stock of the Company to be issued in payment of all services to be rendered thereunder; and authorize the filing of the S-8 Registration Statement with the Securities and Exchange Commission to register the shares of common stock.


Dated:  12/1/03
                                   /s/ Mark Meriwether,
Dated:  12/2/03
                                   /s/ John B. Bates, Director
December 1, 2003
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